EXHIBIT 10.58

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is dated as of the __ day of February 2008 among Rudolf Gunnerman and Doris Gunnerman, as joint owners, the undersigned stockholders (“Stockholders”) of Sulphco, Inc., a Nevada corporation (the “Company”), Iroquois Master Fund Ltd. (“Iroquois”), Ellis Capital LLC (“Ellis”) (Iroquois and Ellis each a “Purchaser” collectively the “Purchasers”), and Grushko & Mittman, P.C. (the “Escrow Agent”) (each a “Party” and collectivley the “Parties”):

WITNESSETH:

WHEREAS, Concurrently with the execution of this Agreement, Purchasers and Stockholder have entered into that certain Stock Purchase Agreement of even date herewith (“SPA”), pursuant to which Purchasers are purchasing from Stockholders an aggregate of 2,000,000 shares of Common Stock of the Company (the “Shares”).

Whereas, to ensure the timely delivery of the Purchase Price and the Shares the Stockholders and Purchasers desire to enter into an Escrow Agreement.

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, the parties agree as follows:

ARTICLE I
INTERPRETATION

1.1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings attributed to such terms in the SPA. Whenever used in this Agreement, the following terms shall have the following respective meanings:

“Initial Closing Date” shall have the meaning set forth in the SPA;

“Initial Closing Purchase Price” shall mean an aggregate $3,000,000 to purchase the Initial Closing Shares, dividied amongst the Purchasers as follows $2,000,000 from Iroquios and $1,000,000 from Ellis;

“Initial Closing Shares” shall mean the 750,000 of the Shares being purchased on the Initial Closing Date dividied amongst the Purchasers as follows 500,000 being purchased by Iroquios and 250,000 being purchased by Ellis;

“Payment Notice Date” shall have the meaning set forth in Section 2(b) of the SPA;

“Purchase Price” shall mean the Initial Closing Purchase Price and the Second Closing Purchase Price in the aggregate;

“Second Closing Date” shall mean the date the Second Closing Purchase Price is rele3ased to the Stockholders;

“Second Closing Purchase Price” shall have the meaning as detrmined pursuant to Section 2(b) of the SPA as set forth in the notice sent by the Escrow Agent to the Parties, dividied amongst the Purchasers as follows 67% from Iroquios 33% from Ellis;

“Second Closing Shares” shall mean the 1,250,000 of the Shares being purchased on the Initial Closing Date dividied amongst the Purchasers as follows 1,333,333 being purchased by Iroquios and 416,667 being purchased by Ellis;

1.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the Purchase Price and the Shares and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations and other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

1.3. Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word "person" includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

1.4. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

1.5. Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6. Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts located in the state and county of New York. Both parties agree to submit to the jurisdiction of such courts and waive trial by jury. Unless otherwise stated in a Court Order (as defined below in Section 3.1(c)), the prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

1.7. Specific Enforcement, Consent to Jurisdiction. The Stockholders and Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 1.6 hereof, each of the Stockholders and Purchasers hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

ARTICLE II
DELIVERIES TO THE ESCROW AGENT

2.1 Stockholders Deliveries. Within five (5) days of the execution of this Agreement, the Stockholders shall deliver the Shares to the Escrow Agent in the Purchasers’ names in their Proportionate Amounts or in Gunnerman’s name with two medallion signature guaranteed stock powers endorsed in blank. In such case, the Escrow Agent is instructed to arrange for the Company’s transfer agent to reissue the Purchased Stock in the Proportionate Amounts of each Buyer.

2.2 Purchaser Deliveries:

(i)	Within five (5) days of the execution of this Agreement, the Purchaser will Deliver the Intial Closing Purchase Price to the Escrow Agent.

(ii)	Within five (5) days of the Payment Notice Date the Purchasers will deliver the Second Closing Purchase Price to the Escrow Agent.

2.3 Intention to Create Escrow Over the Purchase Price and Shares. The Stockholders and Purchasers intend that the Initial Closing Purchase Price, Second Closing Purchase Price and Shares shall be held in escrow by the Escrow Agent pursuant to this Agreement for their benefit as set forth herein.

ARTICLE III
RELEASE OF PURCHASE PRICE AND SHARES

3.1. Release of Escrow. Subject to the provisions of Section 4.2, the Escrow Agent shall release the Escrowed Payment as follows:

(a) On the Intial Closing Date the Escrow Agent will release the Initial Closing Shares to the Purchasers and the Initial Closing Purchase Price to the Stockholders.

(b)   On the Second Closing Date the Escrow Agent will release the Second Closing Shares to the Purchasers and the Second Closing Purchase Price to the Stockholders.

(c) Closings and the release of the Initial Closing Purchase Price and Second Closing Purchase Price will not occur until the certificates representing the Shares are delivered to the Escrow Agent in the names Purchasers.

(d) Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a "Court Order"), the Escrow Agent shall deliver the Purchase Price and Shares in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

3.2. Acknowledgement of Stockholders and Purchasers; Disputes. The Stockholders and Purchasers acknowledge that the only terms and conditions upon which the Escrowed Payment is to be released are set forth in Sections 3 and 4 of this Agreement. The Stockholders and Purchasers reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Purchase Price and Shares. Any dispute with respect to the release of the Purchase Price and Shares shall be resolved pursuant to Section 4.2 or by agreement between the Stockholders and Purchasers.

ARTICLE IV
CONCERNING THE ESCROW AGENT

4.1. Duties and Responsibilities of the Escrow Agent. The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

(a) The Stockholders and Purchasers acknowledge and agree that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether either the Stockholders and Purchasers is entitled to receipt of the Purchase Price and Shares pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property; and (vi) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b) The Stockholders and Purchasers acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Agreement. Each Purchaser and Stockholder, jointly and severally, agree to indemnify and hold harmless the Escrow Agent and any of Escrow Agent's partners, employees, agents and representatives for any action taken or omitted to be taken by Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on Escrow Agent's part committed in its capacity as Escrow Agent under this Agreement. The Escrow Agent shall owe a duty only to the Stockholders and Purchasers under this Agreement and to no other person.

(c) The Stockholders and Purchasers jointly and severally agree to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

(d) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Stockholders and Purchasers. Prior to the effective date of the resignation as specified in such notice, the Stockholders and Purchasers will issue to the Escrow Agent a Joint Instruction authorizing delivery of the Purchase Price and Shares to a substitute Escrow Agent selected by the Stockholders and Purchasers. If no successor Escrow Agent is named by the Stockholders and Purchasers, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor Escrow Agent, and to deposit the Purchase Price and Shares with the clerk of any such court.

(e) The Escrow Agent does not have and will not have any interest in the Purchase Price and Shares, but is serving only as escrow agent, having only possession thereof. The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment in accordance with this Escrow Agreement.

(f) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(g) The Escrow Agent shall be permitted to act as counsel for the Purchasers in any dispute as to the disposition of the Purchase Price and Shares, in any other dispute between the Stockholders and Purchasers, whether or not the Escrow Agent is then holding the Purchase Price and Shares and continues to act as the Escrow Agent hereunder.

(h) The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

4.2. Dispute Resolution: Judgments. Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

(a) If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Purchase Price and Shares, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Purchase Price and Shares pending receipt of a Joint Instruction from the Stockholders and Purchasers, or (ii) deposit the Purchase Price and Shares with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Stockholders and Purchasers and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Purchase Price and Shares. The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

(b) The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order. In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Stockholders and Purchasers or to any other person, firm, corporation or entity by reason of such compliance.

ARTICLE V
GENERAL MATTERS

5.1. Termination. This escrow shall terminate upon the release of all of the Purchase Price and Shares or at any time upon the agreement in writing of the Stockholders and Purchasers.

5.2. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a) If to the Stockholders, to:

Rudolf Gunnerman
6601 Windy Hill Way
Reno, NV 89511
Fax: (775) 826-2727

Notice to either Rudolf Gunnerman or Doris Gunnerman shall be deemed notice to both of Rudolf Gunnerman and Doris Gunnerman.

(b) If to the Purchasers, to: the addresses and fax numbers listed on Schedule A hereto with a copy by fax only to the Escrow Agent

(c) If to the Escrow Agent, to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, New York 10176
Fax: (212) 697-3575

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

5.3. Interest. The Purchase Price shall not be held in an interest bearing account nor will interest be payable in connection therewith. In the event the Purchase Price is deposited in an interest bearing account, each Purchaser shall be entitled to receive its pro rata portion of any accrued interest thereon, but only if the Escrow Agent receives from such Purchaser the Purchaser’s United States taxpayer identification number and other requested information and forms.

5.4. Assignment; Binding Agreement. Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

5.5. Invalidity. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.6. Counterparts/Execution. This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

5.7. Agreement. Each of the undersigned states that he has read the foregoing Escrow Agreement and understands and agrees to it.

STOCKHOLDERS

RUDOLF GUNNERMAN	DORIS GUNNERMAN
“Stockholder”	“Stockholder”

__________________________	__________________________

PURCHASERS

Iroquois Master Fund Ltd.	Ellis Capital LLC

____________________________	____________________________
By:	By:
Its:	Its:

ESCROW AGENT:

______________________________________
GRUSHKO & MITTMAN, P.C.

SCHEDULE A TO FUNDS ESCROW AGREEMENT

Iroquois Master Fund Ltd.
641 Lexington Avenue
New York, NY 10022
(212) 207-3452

Ellis Capital LLC
20 East Sunrise Highway
Valley Stream, New York 11581
(516) 887-8990